EXHIBIT 10.14(f)
RESTAURANT BRANDS INTERNATIONAL INC.
2023 OMNIBUS INCENTIVE PLAN
2025 TSR PERFORMANCE AWARD AGREEMENT

Unless defined in this Performance Award Agreement (the “Award Agreement”), capitalized terms will have the same meanings ascribed to them in the Restaurant Brands International Inc. 2023 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).
Pursuant to the terms and conditions of Sections 8 and 10 of the Plan, you have been granted a Performance Award (the “Award”) on the following terms and subject to the provisions of the Plan, which is incorporated herein by reference.
Performance Award:        Restricted Stock Units (the “Performance Units”) with respect to [ ] Shares if the Performance Target for the Performance Period is achieved, subject to adjustment from 0% to 150% in accordance with Schedule 1 hereto
Grant Date:        February 28, 2025
By accepting this Award of Performance Units and agreeing to this Award Agreement, you and the Company agree that this Award of Performance Units is granted under and governed by the terms and conditions of the Plan, the terms and conditions set forth in the attached Exhibit A, and the additional terms and conditions for employees outside the U.S. set forth in Exhibits B and C (which has the effect of, among other things, restricting vesting of any Awards beyond your Termination Date). Exhibits A, B, and C constitute part of this Award Agreement.

PARTICIPANT	RESTAURANT BRANDS INTERNATIONAL INC.

____________________________________	By: __________________________________
Name:	Name: Jill Granat Title: General Counsel

EXHIBIT 10.14(f)
EXHIBIT A

TERMS AND CONDITIONS OF THE
PERFORMANCE AWARD
Definitions
For purposes of this Award Agreement, the following terms shall have the following meanings:
“Cause” means (i) a material breach by you of any of your obligations under any written employment agreement with the Company or any of its Affiliates, (ii) a material violation by you of any of the policies, procedures, rules and regulations of the Company or any of its Affiliates applicable to employees or other service providers generally or to employees or other service providers at your payband; (iii) the failure by you to reasonably and substantially perform your duties to the Company or its Affiliates (other than as a result of your Disability); (iv) your willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its Affiliates; (v) your fraud or misappropriation of funds; or (vi) the commission by you of a felony or other serious crime involving moral turpitude; provided that if you are a party to an employment agreement at the time of termination of your Service and such employment agreement contains a different definition of “cause” (or any derivation thereof), the definition in such employment agreement will control for purposes of this Award Agreement.
If you are terminated Without Cause and, within the twelve (12) month period subsequent to such termination of your Service, the Company determines that your Service could have been terminated for Cause, subject to anything to the contrary that may be contained in your employment agreement at the time of termination of your Service, your Service will, at the election of the Company, be deemed to have been terminated for Cause, effective as of the date the events giving rise to Cause occurred.
“Closing Stock Price” means the closing quotation on the New York Stock Exchange for the applicable date (or an applicable substitute exchange system determined by the Committee if the Company’s common shares are no longer traded on the NYSE).
“Disability” means (i) a physical or mental condition entitling you to benefits under the long-term disability policy of the company covering you or (ii) in the absence of any such policy, a physical or mental condition rendering you unable to perform your duties for the Company or any Affiliate for a period of six (6) consecutive months or longer; provided that if you are a party to an employment agreement at the time of termination of your Service and such employment agreement contains a different definition of “disability” (or any derivation thereof), the definition in such employment agreement will control for purposes of this Award Agreement.

EXHIBIT 10.14(f)
“Earned Performance Units” has the meaning set forth in the Section below entitled “Determination of Number of Earned Performance Units”.
“Percentage Earned” has the meaning set forth on Schedule 1.
“Performance Period” has the meaning set forth on Schedule 1 hereto.
“Performance Target” means the TSR Percentile Ranking that results in a Percentage Earned of 100% TSR as stated on Schedule 1.
“Performance Units” means the restricted stock units granted pursuant to this Award.
“Retirement” means a voluntary termination of Service by you on or after the later of (i) your 55th birthday and (ii) your completion of five years of Service with the Company and/or one of its Affiliates.
“Target Units” means the number of Performance Units with respect to the number of Shares reflected in this Agreement that you could receive if the Target Performance level as set forth on Schedule 1 is achieved for the Performance Period. The number of Target Units is set forth on the cover page of this Award Agreement.
“Termination Date” means the date you are no longer actively providing services to the Company or any of its Subsidiaries or Affiliates and will not be extended by any notice period or legally or contractually mandated severance period (e.g., your active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or providing services) regardless of the reason for such termination and whether or not later found to be invalid or in breach of laws in the jurisdiction where you are rendering Service or the terms of your employment agreement, if any, except to the extent and only to the extent mandated by applicable law.
“TSR” means the appreciation of the per share common stock price of the respective entity for the Performance Period including the impact of dividends paid on one share of the common stock of such entity during the Performance Period, assuming reinvestment of such dividends in such stock (based on the Closing Stock Price of such stock on the ex-dividend date). The appreciation shall be calculated based on (i) the sum of (A) the ending price (equaling the average VWAP for the last month of the Performance Period) plus (B) reinvested dividend amounts, divided by (ii) the initial price (equaling the Closing Stock Price on the first day of the Performance Period) and then subtracting the number one as follows:
_____A + B____
            (ii)

EXHIBIT 10.14(f)
“TSR Percentile Ranking” means the percentage that is determined by dividing (a) the number of entities in the Standard & Poor’s 500 Index (the “S&P 500”) at the beginning of the Performance Period that had a TSR for the Performance Period less than the Company’s TSR for the Performance Period, by (b) the total number of entities in the S&P 500 at the beginning of the Performance Period; provided, however, (i) any entity that is not trading during the last month of the Performance Period due to being acquired or going private shall be excluded from the calculation; and (ii) any entity that is not trading during the last month of the Performance Period due to bankruptcy, insolvency, delisting from the applicable exchange or, at the discretion of the Committee, the acquisition of the entity as the result of financial distress, will be deemed to have a TSR at the bottom of the TSR Percentile Ranking calculation.
“Vesting Date” means March 15, 2028, or such earlier vesting date as may be provided in this Award Agreement.
“VWAP” means the volume weighted average price on the New York Stock Exchange (or such other applicable exchange) for the applicable date.
“Without Cause” means a termination of your Service by your employer (the “Employer”) other than any such termination by the Employer for Cause or due to your death or Disability; provided that if you are a party to a written employment agreement at the time of termination of your Service and such employment agreement contains a contractual termination provision with a different definition of “without cause” (or any derivation thereof), the definition in such employment agreement will control for purposes of this Award Agreement.

Vesting.
The Earned Performance Units will vest on the Vesting Date and will settle in accordance with the section below entitled, “Settlement of Earned Performance Units”, subject to the Percentage Earned being not less than 50% and subject to your continued Service through the Vesting Date and to the Sections below entitled “Determination of Number of Earned Performance Units” and “Termination” below.
No Payment for Shares.
    No payment is required for Performance Units or any Shares that you may receive under this Award.
Nature of Award.

    This Award represents the opportunity to receive the number of Shares equal to the Earned Performance Units earned as provided for below under “Determination of Number of Earned Performance Units,” subject to the section above entitled “Vesting” and to the sections below entitled “Settlement of Earned Performance Units” and “Termination”.

EXHIBIT 10.14(f)

Determination of Number of Earned Performance Units.

    The number of Performance Units earned at the end of the Performance Period, if any, (the “Earned Performance Units”) will be based on the Percentage Earned, as set forth on Schedule 1.

Settlement of Earned Performance Units.
    The Company shall deliver to you (or your Beneficiary, if applicable) that number of Shares, or at the discretion of the Committee, the cash value equal to the aggregate number of Earned Performance Units for the Performance Period, if any, as determined in accordance with the section entitled “Determination of Number of Earned Performance Units” above, on or as soon as practicable (but no later than 60 days) after the Vesting Date, subject to the section entitled “Termination” below. For the avoidance of doubt, if you are subject to taxation in Canada on employment income, all payments shall be made no later than December 31st of the third year following the year in which services were rendered giving rise to the Performance Units. Performance Units may be settled in Shares or cash at the discretion of the Committee and you will have no rights of a shareholder with respect to the Shares until such Shares have been delivered to you.
Adjustment for Certain Events.
    If and to the extent that it would not cause a violation of Section 409A of the Code or other applicable law, if any Corporate Event described in Section 5(d)(ii) of the Plan shall occur, the Committee shall make an adjustment as described in such Section 5(d)(ii) in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights provided under this Award.
Acquisition Event
In the event of an Acquisition Event, the Committee shall determine the Performance Level achieved in accordance with Schedule 1 except that the Performance Period shall be deemed to have ended on the last day prior to the Acquisition Event.
Termination.
Upon termination of your Service (other than as set forth below) prior to the Vesting Date, you will forfeit all of your Performance Units (including your Earned Performance Units) without any consideration due to you. For the purposes of the Plan and this Award Agreement, your Service will not be deemed to be terminated in the event that you transfer employment from the Company to any Affiliate or from an Affiliate to the Company or another Affiliate, as the case may be.

EXHIBIT 10.14(f)
If your Service terminates on or after February 28, 2027 but prior to the Vesting Date Without Cause or by reason of your Retirement, you shall be vested on the Vesting Date in the number of Earned Performance Units, as determined in accordance with the section entitled “Number of Earned Performance Units” above, as if the Earned Performance Units subject to this Award vested 67% on February 28, 2027, and you shall be entitled to receive on the Vesting Date a number of Shares (or at the discretion of the Committee, the cash value equal to the number of vested Earned Performance Units) in accordance with the section entitled “Settlement of Earned Performance Units”. For example, if the number of Earned Performance Units (expressed as a percentage of Target Units) is 100%, and your Service terminates Without Cause or by reason of your Retirement on March 31, 2027, you would be entitled to receive 67% of the Target Units (or at the discretion of the Committee the cash value thereof) on the Vesting Date in settlement of your Earned Performance Units. For the avoidance of doubt, if your Service terminates prior to February 28, 2027 Without Cause or by reason of your Retirement, you will forfeit all of your Performance Units (including your Earned Performance Units) without any consideration due for you.
Notwithstanding the foregoing, if your Service terminates prior to the Vesting Date by reason of your death or Disability, you (or your estate, if applicable) shall vest on the Vesting Date in a pro-rated number of Earned Performance Units calculated by multiplying the total number of Earned Performance Units (including accrued Dividend Equivalents through such date) subject to the Award by a fraction, the numerator of which is the number of full calendar months that have elapsed from the March 1, 2025 to the Termination Date, and the denominator of which is 36 (which denominator shall not change by reason of any events that may occur following the Termination Date, even if such events trigger changes for one or more other Participants):
Vested = Earned Performance Units X # full months Grant Date to Termination Date
36
You shall be entitled to receive such number of Shares, or at the discretion of the Committee the equivalent cash value, to be delivered to your Beneficiary or you following the Vesting Date.
Your Service will be considered terminated as of the Termination Date. The Committee shall have the exclusive discretion to determine the Termination Date for purposes of this Award (including whether you may still be considered to be providing services while on a leave of absence).
In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a termination of your Service on this Award and the terms of any written employment agreement, the terms of your employment agreement will govern.
Subject to any terms and conditions that the Committee may impose in accordance with Section 13 of the Plan, in the event that a Change in Control occurs and, within twelve (12) months following the date of such Change in Control, your Service is

EXHIBIT 10.14(f)
terminated by the Employer Without Cause, your Earned Performance Units shall vest in full on the Termination Date. In such event, the number of your Earned Performance Units, and thus the number of Shares that you would be entitled to receive, shall be calculated in accordance with the sections entitled “Determination of Number of Earned Performance Units”, and “Settlement of Earned Performance Units”; provided, however, that if the Change in Control occurs prior to the expiration of the Performance Period, then for purposes of determining the number of Shares (or at the discretion of the Committee the cash value) to be delivered to you by reason of your termination, your Earned Performance Units shall be equal to the Target Units. In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a Change in Control on this Award and the terms of any written employment agreement, the terms of this Award Agreement will govern.
In the event that any Earned Performance Units (or any Performance Units that are deemed to be Earned Performance Units) become vested pursuant to the foregoing provisions by reason of your death or Disability, settlement of such Earned Performance Units or deemed Earned Performance Units shall be made on or as soon as practicable (but no later than 60 days) after the Vesting Date provided, however, that in the event of any such termination for a reason of  your death, settlement shall be no later than 2 ½ months after the last day of the year in which Vesting occurs. Notwithstanding the foregoing, if your Performance Units constitute “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that is subject to the requirements of Section 409A of the Code, and you are a “specified employee’ (as defined under Section 409A of the Code), then if and to the extent required to comply with Section 409A of the Code, settlement shall be delayed for the first 6 months following your separation from service (within the meaning of Section 409A), or if earlier the date of your death, and instead shall be made upon expiration of such delay period.
Taxes.
Regardless of any action the Company or your Employer takes with respect to any or all income tax, social security or insurance, fringe benefits tax, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or settlement of Performance Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or Dividend Equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of this Award to reduce or eliminate your liability for Tax-Related Items.
Prior to the relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to

EXHIBIT 10.14(f)
satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation payable to you by the Company and/or the Employer. Alternatively, or in addition, if permissible under local law, the Company may in its sole and absolute discretion (1) sell or arrange for the sale of Shares that you acquire to meet the withholding obligation for Tax-Related Items (on your behalf pursuant to this authorization without further consent), and/or (2) withhold the amount of Shares necessary to satisfy the Tax-Related Items.
The Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in your jurisdiction. In the event of over-withholding, you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares, or if not refunded, you may be able to seek a refund from the applicable tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Performance Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, you will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.
Dividend Equivalents.
During the Performance Period, you shall be credited with additional Performance Units (based on the Target Units) with respect to the number of Shares having a Fair Market Value as of the applicable dividend payment date equal to the value of any dividends or other distributions that would have been distributed to you if each of the Shares represented by a Performance Unit instead was an issued and outstanding Share owned by you (“Dividend Equivalents”). After the expiration of the Performance Period, the Target Units and the relevant accrued number of Dividend Equivalents shall be collectively adjusted based on the Percentage Earned and rounded to six decimal places. Thereafter, for the remainder of the term of this Award Agreement, you shall be credited with Dividend Equivalents based on the number of Earned Performance Units. The additional Performance Units credited to you as Dividend Equivalents shall be subject to the same terms and conditions under this Award Agreement as the Performance Units to which they relate, and shall vest and be earned and settled (rounded down to the nearest whole number) in the same manner and at the same times as Performance Units to

EXHIBIT 10.14(f)
which they relate, as determined by the Committee. Each Dividend Equivalent shall be treated as a separate payment for purposes of Section 409A of the Code.
No Guarantee of Continued Service.
You acknowledge and agree that the vesting of this Award on the Vesting Date is earned only by performing continuing Service (not through the act of being hired or being granted this Award). You further acknowledge and agree that this Award Agreement, the transactions contemplated hereunder and the Vesting Date shall not be construed as giving you the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss you, free from any liability or any claim under the Plan, unless otherwise expressly provided in any other agreement binding you, the Company or the applicable Affiliate. The receipt of this Award is not intended to confer any rights on you except as set forth in this Award Agreement.
Termination for Cause; Restrictive Covenants.
In consideration for the grant of this Award and for other good and valuable consideration, the sufficiency of which is acknowledged by you, you agree as follows:
Upon (i) a termination of your Service for Cause, (ii) a retroactive termination of your Service for Cause as permitted herein or under your employment agreement, or (iii) a violation of any post-termination restrictive covenant (including, without limitation, non-disclosure, non-competition and/or non-solicitation) contained in your employment agreement, or any separation or termination or similar agreement you may enter into with the Company or one of its Affiliates in connection with termination of your Service, any Award you hold shall be immediately forfeited and the Company may require that you repay (with interest or appreciation (if any), as applicable, determined up to the date payment is made), and you shall promptly repay to the Company, the Fair Market Value (in cash or in Shares) of any Shares received upon the settlement of Performance Units during the period beginning on the date that is one year before the Termination Date and ending on the first anniversary of the Termination Date. The Fair Market Value of any such Shares shall be determined as of the date on which the Performance Units were settled.
Company’s Right of Offset.
If you become entitled to a distribution of benefits under this Award, and if at such time you have any outstanding debt, obligation, or other liability representing an amount owing to the Company or any of its Affiliates, then the Company or its Affiliates, upon a determination by the Committee, and to the extent permitted by applicable law and not causing a violation of Section 409A of the Code, may offset such amount so owing against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

EXHIBIT 10.14(f)
Acknowledgment of Nature of Award.
In accepting the grant of this Award, you acknowledge that:
(a)    the Plan is established voluntarily by the Company, and it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;
(b)    the grant of this Award is voluntary, occasional and discretionary and does not create any contractual or other right to receive future awards of Performance Units, or benefits in lieu of Performance Units even if Performance Units have been awarded in the past, whether or not repeatedly;
(c)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)    your participation in the Plan is voluntary;
(e)    this Award and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
(f)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(g)    if you receive Shares, the value of such Shares acquired upon settlement may increase or decrease in value; and
(h)    no claim or entitlement to compensation or damages arises from termination of this Award, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Performance Units or Shares received upon settlement of Performance Units resulting from termination of your Service and you irrevocably release the Company, the Employer and their respective Affiliates from any such claim that may arise.
Securities Laws.
    By accepting this Award, you acknowledge that Canadian or other applicable securities laws, including, without limitation, U.S. securities laws, and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with this Award. You agree to comply with all Canadian and any other applicable securities law requirements, including, without limitation, any U.S. securities law requirements, and Company policies, as such laws and policies are amended from time to time.

EXHIBIT 10.14(f)
Data Privacy Notice and Consent.
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement by and among, as applicable, the Employer, the Company and its other Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company, the Employer and/or other Affiliates hold certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance or social security number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Performance Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that Data will be transferred to Solium Capital or such other third party assisting in the implementation, administration and management of the Plan, that these recipients may be located in Canada, the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that, if you reside in the European Economic Area, you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that, if you reside in the European Economic Area, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or Service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Performance Units or other awards or administer or maintain such awards. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Upon request of the Company or the Employer, you agree to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer

EXHIBIT 10.14(f)
may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.
Limits on Transferability; Beneficiaries.
This Award shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party, or Transferred, otherwise than by your will or the laws of descent and distribution or to a Beneficiary upon your death, except that this Award may be Transferred to one or more Beneficiaries or other Transferees during your lifetime with the consent of the Committee. A Beneficiary, Transferee, or other person claiming any rights under this Award Agreement shall be subject to all terms and conditions of the Plan and this Award Agreement, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.
No Transfer to any executor or administrator of your estate or to any Beneficiary by will or the laws of descent and distribution of any rights in respect of this Award shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the Transfer and (ii) the written agreement of the Transferee to comply with all the terms and conditions applicable to this Award and any Shares received upon settlement of Performance Units that are or would have been applicable to you.
Section 409A Compliance.
Neither the Plan nor this Award Agreement is intended to provide for a deferral of compensation that would subject the Performance Units to taxation prior to the issuance of Shares as a result of Section 409A of the Code. Notwithstanding anything to the contrary in the Plan, or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this Award.
Notwithstanding the foregoing, the Company does not make any representation to you that the Performance Units awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless you or any Beneficiary for any tax, additional tax, interest or penalties that you or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

EXHIBIT 10.14(f)
Entire Agreement; Governing Law; Jurisdiction; Waiver of Jury Trial.
    The Plan, this Award Agreement and, to the extent applicable, your employment agreement or any separation agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representations and agreements (whether oral or written) of the Company and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law or to the extent permitted under other provisions of the Plan. This Award Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to its principles of conflict of laws.
ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AWARD OR THE AWARD AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE PROVINCE OF ONTARIO, AND YOU IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.
TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU HEREBY WAIVE, AND COVENANT THAT YOU WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AWARD AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.
    By signing this Award Agreement, you acknowledge the receipt of a copy of the Plan and represent that you understand the terms and conditions of the Plan, and hereby accept this Award subject to all provisions in this Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement.
Electronic Delivery and Participation.
The Company may, in its sole discretion, decide to deliver any documents related to this Award or future awards that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

EXHIBIT 10.14(f)
Agreement Severable.
In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
Language.
You acknowledge that you are proficient in the English language or have consulted with an advisor who is sufficiently proficient in the English language, so as to allow you to understand the content of this Award Agreement and other Plan-related materials. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law..
Non-U.S. Terms and Conditions.
Notwithstanding any provision in this Award Agreement, if you work and/or reside outside the U.S., this Award shall be subject to the additional terms and conditions set forth in Exhibits B and C, as applicable. Moreover, if you relocate to one of the countries or between countries included in Exhibits B or C, the additional terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibits B and C constitute part of this Award Agreement.

Waiver.
You acknowledge that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by you or any other Participant.

EXHIBIT 10.14(f)
Schedule 1

“Performance Period” means the period beginning on February 28, 2025 and ending February 28, 2028, subject to earlier termination in accordance with the section of this Award Agreement entitled “Acquisition Event”.

The number of Performance Units that become Earned Units is determined based on the level of achievement during the Performance Period based on the TSR Percentile Ranking.

The “Percentage Earned” is determined as follows, except that the Percentage Earned will be capped at 100% if RBI’s TSR is negative (i.e., less than zero), regardless of the Performance Level achieved.

	Performance Level	Percentage Earned (% of Target)

“Maximum Performance”	75th Percentile or more	150%
“Target Performance”	50th – 60th Percentile	100%
“Threshold Performance”	25th Percentile	50%
	<25th Percentile	0%

*Percentage Earned between listed Performance Levels will be based on linear interpolation to determine the Percentage Earned.

EXHIBIT 10.14(f)
EXHIBIT B

RESTAURANT BRANDS INTERNATIONAL INC.
2023 OMNIBUS INCENTIVE PLAN

ADDITIONAL TERMS AND CONDITIONS OF THE
PERFORMANCE AWARD AGREEMENT FOR PARTICIPANTS
OUTSIDE THE U.S.

Certain capitalized terms used but not defined in this Exhibit B have the meanings set forth in the Restaurant Brands International Inc. 2023 Omnibus Incentive Plan (the "Plan") and/or the Performance Award Agreement (the "Award Agreement").

TERMS AND CONDITIONS

This Exhibit B includes additional terms and conditions that govern this Award granted to you under the Plan if you reside and/or work outside the U.S., and/or in one of the countries listed below. If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency after this Award is granted or are considered a resident of another country for local law purposes, the Committee shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.

NOTIFICATIONS

This Exhibit B also includes information regarding securities, exchange controls, tax and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of January 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Exhibit B as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in this Award or sell Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency after this Award is granted or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you.

EXHIBIT 10.14(f)

GENERAL TERMS AND CONDITIONS FOR PARTICIPANTS OUTSIDE THE U.S.

The following terms and conditions apply if you reside and/or work outside of the U.S. and supplement the entire Award Agreement generally:

Entire Agreement.

The following provisions replace the first sentence of the Entire Agreement section of Exhibit A:

The Plan and the Award Agreement, including this Exhibit B, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representations and agreements (whether oral or written) of the Company and you with respect to the subject matter hereof. In no event will any aspect of this Award be determined in accordance with your employment agreement (or other Service contract).

Retirement.

Notwithstanding the favorable treatment that is potentially available upon a termination due to Retirement (as set forth in the Termination section of the Award Agreement), if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in your jurisdiction that would likely result in this favorable treatment upon termination due to Retirement being deemed unlawful and/or discriminatory, then the favorable Retirement treatment will not apply at the time your Service terminates and the Award will be forfeited if your Service ends before the Vesting Date for any reason other than as set forth in the Termination section of the Award Agreement.

Taxes.

The following provisions supplement the Taxes section of Exhibit A:

You acknowledge that your liability for Tax-Related Items may exceed the amount withheld by the Company and/or the Employer, if any.

If you have become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Limits on Transferability; Beneficiaries.

EXHIBIT 10.14(f)
The following provision supplements the Limits on Transferability; Beneficiaries section of Exhibit A:

This Award may not be Transferred to a designated Beneficiary and may only be Transferred upon your death to your legal heirs in accordance with applicable laws of descent and distribution. In no case may this Award be Transferred to another individual during your lifetime.

Acknowledgement of Nature of Award.

The following provisions supplement the Acknowledgment of Nature of Award section of Exhibit A:

You acknowledge the following with respect to this Award:

(a)    The Award and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(b)    In no event should this Award or any Shares acquired under the Plan, and the income from and value of same, be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any other Affiliate;

(c)    Neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar or Canadian Dollar, as applicable, that may affect the value of this Award or of any amounts due to you pursuant to the settlement of this Award or the subsequent sale of any Shares acquired upon settlement;

(d)    Unless otherwise agreed with the Company, this Award and any Shares acquired upon the settlement of this Award, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Affiliate; and

(e)    Unless otherwise provided in the Plan or by the Company in its discretion, this Award and the benefits under the Plan evidenced by the Award Agreement do not create any entitlement to have this Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

No Advice Regarding Award.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal

EXHIBIT 10.14(f)
tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Insider Trading Restrictions/Market Abuse Laws.

You acknowledge that, depending on your country or the designated broker’s country, or the countr(ies) in which the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect your ability to accept, acquire, sell or attempt to sell or otherwise dispose of the Shares, rights to Shares (e.g., this Award) or rights linked to the value of Shares, during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions, including the U.S. and your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before possessing inside information. Furthermore, you may be prohibited from (i) disclosing insider information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
Exchange Control, Foreign Asset/Account and/or Tax Reporting.

Depending on the country to which laws you are subject, you may have certain foreign asset and/or tax reporting requirements which may affect your ability to acquire or hold the Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on the Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should speak to your personal advisor on this matter.
Imposition of Other Requirements.

The Company reserves the right to impose other requirements on your participation in the Plan, on this Award and on any Shares acquired upon settlement of this Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

EXHIBIT 10.14(f)
COUNTRY-SPECIFIC TERMS AND CONDITIONS AND NOTIFICATIONS FOR PARTICIPANTS OUTSIDE THE U.S. AND CANADA

BRAZIL

TERMS AND CONDITIONS

Labor Law Policy and Acknowledgment.
The following provision supplements the Acknowledgment of Nature of Awards section of Exhibit A:
In accepting this Award, you acknowledge and agree that (i) you are making an investment decision, (ii) the Shares will be issued to you only if the vesting conditions are met and any necessary services are rendered by you over the vesting period, and (iii) the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to you.
Compliance with Law.

In accepting this Award, you agree to comply with applicable Brazilian laws, and to report and pay all Tax-Related Items associated with the vesting of this Award or the subsequent sale of Shares acquired under the Plan.

NOTIFICATIONS

Exchange Control Information.
If you are a resident or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than USD 1,000,000. Quarterly reporting is required if such amount exceeds USD 100,000,000. Assets and rights that must be reported include Shares acquired under the Plan and may include the Award.
Tax on Financial Transactions (IOF).

Payments to foreign countries and repatriation of funds into Brazil, and the conversion between BRL and USD associated with such fund transfers, may be subject to the Tax on Financial Transactions. It is your responsibility to comply with any applicable Tax on

EXHIBIT 10.14(f)
Financial Transactions arising from participation in the Plan. You should consult with your personal tax advisor for additional details.

MEXICO

TERMS AND CONDITIONS

Acknowledgement of the Award Agreement.
In accepting the Award, you acknowledge that you have received a copy of the Plan, have reviewed the Plan and the Award Agreement in their entirety and fully understand and accept all provisions of the Plan and the Award Agreement. You further acknowledge that you have read and specifically and expressly approve the terms and conditions of the Acknowledgment of Nature of Awards section of Exhibit A, in which the following is clearly described and established:
a)That your participation in the Plan does not constitute an acquired right.
b)That the Plan and your participation in the Plan is offered by the Company on a wholly discretionary basis.
c)That your participation in the Plan is voluntary.
d)That the Company and Affiliates are not responsible for any decrease in the value of the Shares granted under the Plan.
Labor Law Policy and Acknowledgement.
By participating in the Plan, you expressly recognize that the Company, Restaurant Brands International, Inc., with registered offices at 130 King Street West, Suite 300, M5X 1E1, Toronto, Ontario, Canada, is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of Shares do not constitute an employment relationship between you and the Company, since you are participating in the Plan on a wholly commercial basis. Based on the foregoing, you expressly recognize that the Plan and any benefits you may derive from participation in the Plan do not establish any rights between you and the Employer or any other Affiliate, and do not form part of the employment conditions and/or benefits provided by the Employer, and any modification of the Plan or its termination will not constitute a change or impairment of the terms and conditions of the your employment.
You further understand that participation in the Plan is as a result of a unilateral and discretionary decision of the Company. Therefore, the Company reserves the absolute right to amend and/or discontinue the your participation at any time without any liability to you.

EXHIBIT 10.14(f)
Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company, any Affiliate, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Spanish Translation
Reconocimiento de la Política.
Derivado de mi aceptación, reconozco que he recibido una copia del Plan, he revisado el mismo y el Convenio en su totalidad y comprendo y estoy de acuerdo con los todas las disposiciones tanto del Plan como del Convenio. Asimismo, reconozco que he leído y específica y expresamente manifiesto mi conformidad con los términos y condiciones del Reconocimiento de la sección Naturaleza del Otorgamiento del Anexo A en el cual se establece claramente que:
a)Mi participación en el Plan de ninguna manera constituye un derecho adquirido.
b)Que el Plan y mi participación en el mismo es una oferta por parte de la Compañía de forma completamente discrecional.
c)Que mi participación en el Plan es voluntaria.
d)    Que la Compañía y sus Afiliados no son responsables de cualquier pérdida en el valor de las Acciones otorgadas mediante el Plan.
Política de Legislación Laboral y Acuse de Recibo.
Al participar en el Plan, Ud. expresamente reconoce que la Compañía, Restaurant Brands International, Inc., con oficinas registradas en 130 King Street West, Suite 300, M5X 1E1, Toronto, Ontario, Canada, únicamente es responsable de la administración del Plan y que la participación suyo en el Plan y la adquisición de Acciones no constituye una relación de trabajo entre Ud. y la Compañía, por causa que Ud. está participando en el Plan en una base enteramente comercial. Con base en lo anterior, Ud. expresamente reconoce que el Plan y cualquier prestación que pueda recibir de la participación en el Plan no establece derecho alguno entre Ud. y el Patrón, o cualquier otro Afiliado, y no forma parte de las condiciones de trabajo y/o prestaciones provistas por el Patrón, y que cualquier modificación al Plan o la terminación del mismo no constituirán un cambio o deterioro de las condiciones de su trabajo.
A su vez, Ud. comprende que la participación en el Plan se da como resultado de una decisión unilateral y discrecional de la Compañía. Por lo que la Compañía se reserva el derecho absoluto de modificar y/o discontinuar su participación en cualquier momento y sin ninguna responsabilidad hacia Ud.

EXHIBIT 10.14(f)
Finalmente, Ud. en este acto declara que no se reserva ninguna acción o derecho para intentar reclamación alguna en contra de la Compañía por cualquier compensación o daños relacionada con cualquier provisión del Plan o de los beneficios derivados del mismo, por lo que Ud. otorga el más amplio y completo finiquito a la Compañía, sus Afiliados, sus accionistas, directivos, agentes o representantes legales en relación a cualquier reclamación que pueda presentarse.
NOTIFICATIONS

Securities Law Information.
The Performance Units and the Shares offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Award Agreement and any other document relating to the Performance Units may not be publicly distributed in Mexico. These materials are addressed to you only because of your existing relationship with the Company or an Affiliate and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of an Affiliate in Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
SINGAPORE

TERMS AND CONDITIONS

Sale of Shares.

Any sale or offer of Shares shall be made pursuant to one or more exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”), or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

NOTIFICATIONS

Securities Law Information.

The grant of this Award is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA and is not made with a view to this Award or underlying Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification Requirement.

EXHIBIT 10.14(f)

If you are a director, associate director or shadow director of the Company’s Singapore Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Affiliate in writing when you receive an interest (e.g., this Award, Shares) in the Company or Affiliate. In addition, you must notify the Singapore Affiliate when you sell Shares (including when you sell Shares issued upon settlement of this Award). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any Affiliate. In addition, a notification of your interests in the Company or Affiliate must be made within two business days of becoming a director.

SWITZERLAND

NOTIFICATIONS

Securities Law Information.
Neither this document nor any other materials relating to the offer of this Award (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or any of its Affiliates, or (iii) has been or will be filed with, approved by or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority (e.g., the Swiss Financial Market Supervisory Authority).

URUGUAY
TERMS & CONDITIONS

Data Privacy Notice and Consent.

The following provision supplements the Data Privacy Notice and Consent section of Exhibit A:

You understand that Data will be collected by the Employer and will be transferred to the Company at 130 King Street, Suite 300, Toronto, Ontario M5X 1E1 Canada and/or 5707 Blue Lagoon Drive, Miami, FL 33126 USA, and/or any financial institutions or brokers involved in the management and administration of the Plan. You further understand that any of these entities may store Data for purposes of administering your participation in the Plan.

EXHIBIT 10.14(f)
EXHIBIT C

RESTAURANT BRANDS INTERNATIONAL INC.
2023 OMNIBUS INCENTIVE PLAN

ADDITIONAL TERMS AND CONDITIONS TO THE
PERFORMANCE AWARD AGREEMENT FOR PARTICIPANTS IN CANADA

Certain capitalized terms used but not defined in this Exhibit C have the meanings set forth in the Restaurant Brands International Inc. 2023 Omnibus Incentive Plan (the “Plan”) and/or the Performance Award Agreement (the “Award Agreement”).

TERMS AND CONDITIONS

This Exhibit C includes additional terms and conditions that govern this Award granted to you under the Plan if you reside and/or work in Canada. If you are a citizen or resident of a country other than Canada, transfer employment and/or residency after this Award is granted or are considered a resident of another country for local law purposes, the Committee shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you. This Exhibit C forms part of the Award Agreement and should be read in conjunction with the Award Agreement and the Plan, except where there is a conflict between one or more provisions of the Award Agreement and this Exhibit C, or a conflict between one or more provisions of the Plan and this Exhibit C, in which case the provisions of this Exhibit C shall apply.

NOTIFICATIONS

This Exhibit C also includes information regarding securities, exchange controls, tax and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in Canada as of January 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Exhibit C as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time the Performance Units subject to this Award vest and settle or you sell Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in Canada may apply to your situation.

Finally, if you are a citizen or resident of a country other than Canada, transfer employment and/or residency after this Award is granted or are considered a resident of

EXHIBIT 10.14(f)
another country for local law purposes, the information contained herein may not be applicable to you.

EXHIBIT 10.14(f)
TERMS AND CONDITIONS

Termination.

The following provisions amend the Termination section of Exhibit A:

The fourth paragraph commencing with “Your Service will be considered terminated…” under Termination shall be deleted.

The following shall be added after the seventh paragraph:

    "Notwithstanding any of the foregoing, or anything contrary in the Plan or this Award Agreement, where applicable employment standards legislation explicitly requires continued vesting during a statutory notice of termination period, your right to vest in the Award under the Plan, if any, will continue in accordance with the applicable terms, conditions, and vesting period until the last day of your minimum statutory notice of termination period, but you will not be entitled to any vesting after the end of your minimum statutory notice of termination period, nor will you be entitled to any compensation for lost ability to vest in the Award.
For certainty, you shall have no entitlement to damages or other compensation whatsoever arising from, in lieu of, or related to not receiving any Performance Units which would have vested or been granted after the Termination Date including but not limited to damages in lieu of notice of termination at common law or civil law, as applicable.
The Company will, in accordance with applicable law, annul an outstanding Award if you are terminated for Cause, as applicable, in which case such Performance Units granted pursuant to the Award will be forfeited without any consideration due to you."
The definitions for Cause, Disability, Service, and Termination Date shall be replaced with the following (in the case of the definition of Service, the definition below shall also replace the definition of "Service" in the Plan):
“Cause” if you reside in Canada, means any act or omission which permits the Company under the applicable minimum employment standards legislation to terminate your employment without notice or pay in lieu of notice. Without limiting the foregoing, in Ontario, this means termination as a result of any willful misconduct, disobedience, or willful neglect of duty that is not trivial and has not been condoned by the Company.

If you are terminated Without Cause and, within the twelve (12) month period subsequent to such termination of your Service, the Company determines that your Service could have been terminated for Cause, subject to anything to the contrary that may be contained in your employment agreement at the time of termination of your Service, your Service

EXHIBIT 10.14(f)
will, at the election of the Company, be deemed to have been terminated for Cause, effective as of the date the events giving rise to Cause occurred.
“Disability” has the meaning attributed to such term in your written employment agreement with the Company or an Affiliate and if there is no such defined term, means your inability to substantially fulfil your duties on behalf of the Company or an Affiliate as a result of illness or injury for a continuous period of six (6) months or more or for an aggregate period of nine (9) months or more during any consecutive twenty-four (24) month period, despite the provision of reasonable accommodations by the Company or an Affiliate, as applicable.

“Service” shall mean:

(i)if you are an employee, the period during which you perform work for the Company or an Affiliate. For certainty, “Service” in this case shall be deemed to include, as applicable, (a) any period of vacation, disability, or other leave permitted by applicable legislation, and (b) any period constituting the minimum notice of termination period that is required to be provided to an employee pursuant to applicable employment standards legislation (if any); and “Service” in this case shall be deemed to exclude any other period that follows or ought to have followed, as applicable, the later of (a) the end of the minimum notice of termination period that is required to be provided to an employee pursuant to applicable employment standards legislation (if any), or (b) your last day of performing work for the Company or an Affiliate (including any period of vacation, disability, or other leave permitted by legislation) whether that period arises from a contractual, common law, or civil law right, as applicable;

(ii)    if you are not an employee of the Company or an Affiliate, any period in which you provide services to the Company or an Affiliate. For certainty, “Service” in this case shall exclude any period that follows, or ought to have followed, your last day of providing services to the Company or any Affiliate, including at common law or civil law, as applicable.

Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a termination of “Service” under the Plan for purposes of payment of such Award unless such event is also a “separation from service” within the meaning of Section 409A of the Code.

“Termination Date” shall mean the date on which you cease to be eligible to participate in the Plan as a result of the termination of your employment or retention with the Company or an Affiliate for any reason, including without limitation death, retirement, resignation or termination with Cause or Without Cause. For the purposes of this definition and the Plan, your employment or retention with the Company or an Affiliate shall be considered to have terminated on the last day of your Service with the Company or an Affiliate, as the case may be, whether such day is selected by agreement with you,

EXHIBIT 10.14(f)
or unilaterally by the you or the Company or an Affiliate, and whether with or without advance notice to you.

Taxes.

The following provisions replace the third paragraph under the Taxes section of Exhibit A:

Prior to the relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation payable to you by the Company and/or the Employer. Alternatively, or in addition, if permissible under local law, the Company may in its sole and absolute discretion (1) sell or arrange for the sale of Shares that you acquire to meet the withholding obligation for Tax-Related Items (on your behalf pursuant to this authorization without further consent), and/or (2) withhold the amount of Shares necessary to satisfy the Tax-Withholding Items.
No Guarantee of Continued Service.
The following sentence replaces the third sentence in the No Guarantee of Continued Service section of Exhibit A:

Further, the Company or the applicable Affiliate may at any time dismiss you in accordance with the applicable law, free from any liability or any claim under the Plan, unless otherwise expressly provided in any other agreement binding you, the Company or the applicable Affiliate.
Acknowledgment of Nature of Award.
The following provisions are added to the Acknowledgment of Nature of Award section of Exhibit A, following paragraph (h):

(i)that you have received, or have had the opportunity to receive independent legal advice in connection with the terms and conditions of this Award Agreement and the Plan (including the consequences of the cessation of your Service, as the case may be, upon the Award);

(j)any Award granted under the Plan shall be a one-time Award which does not constitute a promise of future grants or payments, benefits, or damages in lieu of grants including, without limitation, during any common law or civil law period of reasonable notice of termination to which you may be entitled, as applicable, and even if you have been repeatedly granted Awards;

EXHIBIT 10.14(f)

(k)if you are not an employee, the grant of the Award will not be interpreted to create an employment relationship with the Company or an Affiliate; and

(l)the Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require that you pay, prior to the issuance or delivery of Shares or the payment of any cash hereunder, any federal, state, provincial or local taxes required by law to be withheld, and by accepting this Award Agreement, you agree to provide to the Company any consent as may be required by applicable law to effect such deduction or withholding.

The following provisions regarding language consent and data privacy will apply if you are a resident of Quebec:

Language Consent.

The parties acknowledge that it is their express wish that the Award Agreement, as well as all addenda, documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette Convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy Notice and Consent.

The following provision supplements the Data Privacy Notice and Consent section of Exhibit A:

You hereby authorize the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the Plan for purposes that relate to the administration of the Plan. You further authorize the Company, its Affiliates and the Committee to disclose and discuss the Plan with their advisors. You acknowledge and agree that your personal information, including any sensitive personal information, may be transferred or disclosed outside of the province of Quebec, including to the U.S. You further authorize the Employer, the Company, and any other Affiliate to record such information and to keep such information in your employee file. If applicable, you also acknowledge and authorize the Company, the Employer, and any other Affiliate involved in the administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on you or the administration of the Plan.

NOTIFICATIONS

EXHIBIT 10.14(f)
Securities Law Information.

You are permitted to sell Shares acquired under the Plan through the designated broker, if any, provided the sale of the Shares acquired under the Plan takes place through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange or the Toronto Stock Exchange), subject to applicable laws and Company policies.

Foreign Asset/Account Reporting Information.

You must report annually on Form T1135 (Foreign Income Verification Statement) any foreign specified property you hold (including any Shares acquired under the Plan, if held outside Canada), if the total value of such foreign specified property exceeds C$100,000 at any time during the year. The unvested portion of this Award also must be reported (generally at nil cost) on Form 1135 if the C$100,000 threshold is exceeded due to other foreign specified property you hold. If Shares are acquired, the cost generally is their adjusted cost base (the “ACB”). The ACB would normally equal the Fair Market Value of the Shares at the time of acquisition, but if you own other Shares, the ACB may have to be averaged with the ACB of the other Shares. The form must be filed with your annual tax return by April 30 of the following year. You should consult with a personal advisor to ensure you comply with the applicable reporting obligation.

EMPLOYMENT ACKNOWLEDGMENT

By accepting and executing this Award Agreement, you further represent, warrant, and acknowledge that: (i) you have received a copy of the Plan; (ii) the terms and conditions of the Plan, the Award Agreement, and Exhibit A to the Award Agreement as amended and supplemented by this Exhibit C, are fair and reasonable and you will not make a claim to the contrary; (iii) you have read and understood the Plan, the Award Agreement, and Exhibit A to the Award Agreement as amended and supplemented by this Exhibit C, and you agree to the terms and conditions thereof including, without limitation, those terms, conditions, and definitions set out in the Termination section of this Exhibit C (as it amends the Termination section of Exhibit A) and the Termination for Cause; Restrictive Covenants section of Exhibit A.

WAIVER OF COMMON LAW AND CIVIL LAW DAMAGES

For absolute certainty, by accepting and executing this Award Agreement, you specifically represent, warrant, and acknowledge that you have read and understood the terms and conditions set out in the Termination section of this Exhibit C (as it amends the Termination section of Exhibit A) which (i) state that you shall have no entitlement to damages or other compensation whatsoever arising from, in lieu of, or related to not receiving any Performance Units which would have vested or been granted after the Termination Date including but not limited to damages in lieu of notice of termination at

EXHIBIT 10.14(f)
common law or civil law, as applicable.; and (ii) have the effect that no period of contractual, common law, or civil law reasonable notice of termination, as applicable, that exceeds your minimum statutory notice of termination period under applicable employment standards legislation (if any), shall be used for the purposes of calculating your entitlements under this Award Agreement and the Plan. By accepting and executing this Award Agreement, you waive any eligibility to receive damages or payment in lieu of any forfeited Performance Units under this Award Agreement and the Plan that would have vested or accrued during any contractual, common law, or civil law reasonable notice of termination period, as applicable, that exceeds your minimum statutory notice of termination period under the applicable employment standards legislation (if any).